PROSPECTUS SUPPLEMENT NO. 1	FILED PURSUANT TO RULE 424(b)(3) and (c)
(TO PROSPECTUS DATED MAY 9, 2013)	REGISTRATION NO. 333-181420

22,083,756 Shares of Common Stock

8,832,126 Common Stock Purchase Warrants

Blue Earth, Inc.

This prospectus supplement relates to the sale by Blue Earth, Inc. (the “Company”) of its Common Stock and Common Stock Purchase Warrants (collectively the “Securities”).

This prospectus supplement should be read in conjunction with the prospectus dated May 9, 2013, which is to be delivered with this prospectus supplement.  This prospectus supplement is not complete without, and may not be delivered or utilized except in connection with, the prospectus, including any amendment or supplement thereto.  The terms and conditions of the offering and the Securities are set forth in the prospectus.

Warrant Redemption

On October 7, 2013, the Company issued a Notice of Redemption Letter pursuant to the terms of Section 16 of the Class A Warrants of Blue Earth, Inc. that were registered in the Company’s Registration Statement on Form S-1 (No. 333-181420) declared effective on May 9, 2013 to all holders of record of such Warrants.  Pursuant to the Redemption Letter, the holders of the Company’s registered Class A warrants (the “Warrants”), are entitled to purchase an aggregate of 8,832,126 shares of the Company’s Common Stock, par value $0.001 per share, on the following terms:  to exercise those Warrants at an exercise price of $3.00 per share for a period of twenty-two (22) business days from the date hereof.    The “Redemption Period” is the period commencing on October 7, 2013 and ending at 1:00 p.m., Pacific Time on November 7, 2013, or such later date to which the Company may extend the redemption unless terminated earlier.

The date of this prospectus supplement is as of October 7, 2013.